Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN ANNOUNCES PRELIMINARY TABULATION

OF ANNUAL MEETING RESULTS

San Diego, CA — June 2, 2009 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that IVS Associates, Inc., the independent Inspector of Elections for the Company’s Annual Meeting of Stockholders held May 27, 2009, has completed its preliminary tabulation of shareholder votes.  The preliminary tabulation indicates that shareholders voted to re-elect eight of the Company’s current Directors to Amylin’s Board of Directors — Adrian Adams, Steven R. Altman, Teresa Beck, Daniel M. Bradbury, Karin Eastham, Dr. James R. Gavin III, Dr. Jay S. Skyler, and Joseph P. Sullivan, as well as voted to elect its two new independent nominees, Paul N. Clark and Paulo F. Costa.  In addition, Dr. Kathleen Behrens and Dr. Alexander J. Denner, Director candidates nominated by Eastbourne Capital Management, L.L.C. and Carl Icahn, respectively, were also elected to the Board.  Joseph C. Cook, Jr., Amylin’s Chairman, and James N. Wilson, Amylin’s Lead Independent Director, were not re-elected to the Board.

Separately, IVS also reported the preliminary tabulation of the other proposals voted on at the Annual Meeting:

•                  Approval of the Company’s 2009 Equity Incentive Plan.

•                  Approval of an increase of 1,500,000 shares in the aggregate number of shares of the Company’s common stock authorized for issuance under the Company’s 2001 Employee Stock Purchase Plan.

•                  Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

•                  Rejection of Mr. Icahn’s proposal to change the Company’s jurisdiction of incorporation from Delaware to North Dakota.

The Company issued the following statement:

We thank all our shareholders for their support and greatly appreciate the valuable insights offered to our Board and management team.  We are also grateful for the significant contributions and guidance provided by outgoing Directors Joe Cook and Jim Wilson.  Their industry knowledge, expertise and leadership have been important assets to Amylin over their many years of service, and we wish them well in their future endeavors.

All of us at Amylin remain deeply committed to building long-term value for all of our shareholders, especially through the anticipated launch of exenatide once weekly, our investigational therapy that has the potential to significantly advance the treatment of type 2 diabetes.  We look forward to working with all our new Directors to bring transformational medicines to patients and to drive sustainable and profitable growth.

Voting results on Director elections and all proposals will be finalized once they are certified by the Inspector following a customary review and challenge period.  A final tally of the votes will be published in the Company’s next quarterly report on Form 10-Q which will be filed with the Securities and Exchange Commission in August.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

Forward Looking Statements

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA, SYMLIN or exenatide once weekly may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our clinical trials will not be completed when planned, may not replicate previous results or achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests may not be submitted timely or receive FDA approval; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, SYMLIN or exenatide once weekly. These and additional risks and uncertainties are described more fully in the Company’s most recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

CONTACTS:

Alice Izzo
Executive Director, Corporate Affairs
Amylin Pharmaceuticals, Inc.
(858) 642-7272
alice.izzo@amylin.com

or

Steve Frankel / Averell Withers
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449